EXHIBIT 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RECONVERSION TECHNOLOGIES, INC.

Reconversion Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Reconversion Technologies, Inc., be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is Logisoft Corp.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the 1st day of May, 2000.

IN WITNESS WHEREOF, said Reconversion Technologies, Inc. has caused this certificate to be signed by Robert Lamy, its President this 19th day of April, 2000.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/19/2000 001200452-2067280	RECONVERSION TECHNOLOGIES, INC.
/s/ ROBERT LAMY
Robert Lamy,
President